SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                  SCHEDULE 13G
                                  Rule 13d-102

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. _)(1)

                                 HORIZON ORGANIC
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    44043T103
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                                 (CUSIP Number)

                                December 31, 1998
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            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |X| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44043T103                 13G                        Page 2 of 4 Pages
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(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Lord, Abbett & Co. 13-5620131
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(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
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(3) SEC use only.

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(4) Citizenship or place of organization.

    NEW YORK
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        511,860

    (6) Shared voting power:
        0

    (7) Sole dispositive power:
        511,860

    (8) Shared dispositive power:
        0

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(9) Aggregate amount beneficially owned by each reporting person.

    511,860
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(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
     N/A
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(11) Percent of class represented by amount in Row 9.

     5.33%
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(12) Type of reporting person (see instructions).

     IA:PN
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

Item 1.

      (a)   See Front Cover Page
      (b)   6311 Horizon Lane
            Longmone, CO

Item 2.

      (a)   Lord, Abbett & Co.
      (b)   767 Fifth Avenue
            New York, New York 10153

      (c)   New York

      (d)   See Front Cover Page

      (e)   See Front Cover Page

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (e) Investment Advisor registered under section 203 of the Investment Company Act of 1940

Item 4.     Ownership

      (a)   See No. 9
      (b)   See No. 11

      (c)
            (i)   See No. 5
            (ii)  See No. 6
            (iii) See No. 7
            (iv)  See No. 8

Item 5.     Owner of Five Percent or Less of a Class

            N/A

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            N/A

Item 8.     Identification and Classification of Members of the Group

            N/A


                               Page 3 of 4 Pages

Item 9.     Notice of Dissolution of Group

            N/A

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 12, 1999
                                          -----------------------------
                                          Date


                                          /s/ Paul A. Hilstad
                                          -----------------------------
                                          Signature

                                          Paul A. Hilstad
                                          General Counsel
                                          Name/Title


                               Page 4 of 4 Pages